SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant     [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[X]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[   ]    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         MANATRON, INC.
(Name of Registrant as Specified in Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[   ]    Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement no.:

3)	Filing Party:

4)	Date Filed:

[MANATRON INC. LOGO]

2970 South 9th Street
Kalamazoo, Michigan 49009

September 10, 1999

To Our Shareholders:

          You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Manatron, Inc. The meeting will be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan, on Thursday, October 7, 1999, at 10:00 a.m., local time.

          On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about September 10, 1999. A report on Manatron's activities and its outlook for the future also will be presented at the meeting.

          It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we urge you to SIGN, DATE, AND RETURN AS SOON AS POSSIBLE the enclosed proxy card. Sending a proxy will not affect your right to vote in person if you attend the meeting. However, if you hold your stock in a broker or bank "street" account and wish to vote your shares in person at the meeting, you must obtain the appropriate documentation from your broker or bank custodian.

Respectfully,

/s/ Randall L. Peat

Randall L. Peat
Chairman of the Board of Directors

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

[MANATRON INC. LOGO]

2970 South 9th Street
Kalamazoo, Michigan 49009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

          The Annual Meeting of Shareholders of Manatron, Inc., will be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan, on Thursday, October 7, 1999, at 10:00 a.m., local time, for the following purposes:

(i)	To elect three directors for three-year terms expiring in 2002.

(ii)	To approve the Manatron, Inc. Stock Incentive Plan of 1999.

(iii)	To transact any other business that may properly come before the meeting.

          Only shareholders of record as of the close of business on August 27, 1999, are entitled to notice of and to vote at the annual meeting.

          A copy of the Annual Report to Shareholders for the fiscal year ended April 30, 1999 is enclosed with this Notice. The following Proxy Statement and enclosed proxy are being furnished to shareholders on or about September 10, 1999.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jane M. Rix

Kalamazoo, Michigan	Jane M. Rix
September 10, 1999	Secretary

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

MANATRON, INC.

2970 South 9th Street
Kalamazoo, Michigan 49009

ANNUAL MEETING OF SHAREHOLDERS

September 10, 1999

PROXY STATEMENT

          This Proxy Statement and the enclosed proxy are being furnished to shareholders of common stock of Manatron, Inc. (the "Company") on or about September 10, 1999, in connection with the solicitation of proxies by the Board of Directors to be voted at the 1999 Annual Meeting of Shareholders to be held on Thursday, October 7, 1999, at 10:00 a.m., local time, and at any adjournment of that meeting. The annual meeting will be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan.

          The purpose of the annual meeting is to consider and vote upon (i) the election of three directors for three-year terms expiring in 2002, and (ii) to approve the Manatron, Inc. Stock Incentive Plan of 1999. Proxies in the accompanying form, if properly executed, duly returned to the Company, and not revoked, will be voted at the annual meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of all nominees named in this Proxy Statement, for approval of the Manatron, Inc. Stock Incentive Plan of 1999, and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment of the meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

          Any shareholder executing and returning the enclosed form of proxy may revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company at the address set forth above or by attending and voting at the annual meeting.

          The Company does not know of any matter to be presented for consideration at the annual meeting other than that stated in the Notice of Annual Meeting of Shareholders. If any other matter properly should come before the meeting, the persons named in the proxy will have discretionary authority to vote in accordance with their judgment.

ELECTION OF DIRECTORS

          The Board of Directors proposes that the following three individuals be elected as directors for terms expiring in 2002:

Randall L. Peat
Paul R. Sylvester
Stephen C. Waterbury

          This Proxy Statement contains more information about the director nominees. All nominees presently are directors of the Company whose terms will expire at the 1999 Annual Meeting of Shareholders. Unless otherwise directed by a shareholder's proxy, the persons named as proxies intend to vote for the nominees identified above. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee is unable to serve or is otherwise unavailable for election, which is not now anticipated, the Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

          A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will not be counted as shares voted on the election, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS

APPROVAL OF THE MANATRON, INC. STOCK INCENTIVE PLAN OF 1999

Purpose of the Plan

          The Board of Directors firmly believes that the Company's long-term interests are best advanced by aligning the interests of its officers and employees with the interests of shareholders. Therefore, to attract and retain officers and employees of exceptional ability, and in recognition of the significant and extraordinary contributions to the long-term performance and growth of the Company, the Board has adopted, subject to shareholder approval, the Manatron, Inc. Stock Incentive Plan of 1999 (the "Plan"). This Plan has been unanimously approved by the Board of Directors and is recommended by the Board and the Stock Option Committee. The Plan is meant to supplement and continue forward other incentive plans of the Company, which have been utilized by the Company for many years.

          The Plan would permit the grant of several forms of long-term incentive compensation, including incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, tax benefit rights, and stock awards (together, referred to as "Incentive Awards"). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Plan would provide the Company with significant flexibility in designing specific long-term incentives that would best promote the objectives of the Plan and in turn promote your interests as a Manatron shareholder.

          The following summarizes the principal features of the Plan. This summary is qualified in its entirety by reference to the terms of the Plan set forth in Appendix A to this proxy statement.

Shares Available to Issue Under the Plan

          Subject to certain antidilution adjustments, the total number of shares of Manatron Common Stock available for Incentive Awards under the Plan is 250,000. Authorized shares not used for awards in any Plan year would carry forward to subsequent Plan years.

Eligibility

          Persons eligible to receive Incentive Awards under the Plan are officers and employees of the Company and its subsidiaries.

Administration of the Plan

          The Plan would be administered by the Stock Option Committee or such other committee as the Board may designate for that purpose (the "Committee"). The Committee would make determinations, subject to the terms of the Plan, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Plan.

          The benefits payable under the Plan presently are not determinable and the benefits that would have been payable had the Plan been in effect during the most recent fiscal year similarly are not determinable. Because officers and employees of the Company and its subsidiaries may receive Incentive Awards under the Plan, they may be considered to have an interest in the Plan. The Plan would not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and would not be subject to the Employee Retirement Income Security Act of 1974.

          The Company could withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, and local withholding taxes and employment-related tax requirements. Tax withholding obligations may be satisfied by withholding stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned shares of Common Stock.

Stock Options

          The principal stock option features of the Plan provide that the Company may grant to participants options to purchase shares of its Common Stock at stated prices for specified periods of time. Options may qualify as incentive stock options as defined in Section 422 of the Code ("Incentive Stock Options") or not ("Nonqualified Stock Options"), as determined by the Committee.

          The Committee would set forth the terms of an individual grant of stock options in a stock option agreement. The stock option agreement would contain terms, conditions, and restrictions (consistent with the provisions of the Plan) as the Committee determines to be appropriate. A stock option agreement also may provide for an automatic regrant of options with respect to shares surrendered to the Company in connection with the exercise of an outstanding stock option. The Committee will establish the option price, which price may not be less than 100% of the market value of the stock on the grant date.

          When exercising all or a portion of a stock option, a participant could pay with cash or, if permitted by the Committee, with shares of stock or other consideration. If shares are used to pay the exercise price and the Committee permits, a participant could use the value of shares received upon exercise for further exercises in a single transaction, permitting the participant to fully exercise a large stock option with no initial cash or stock payment. The Committee also could authorize payment of all or a portion of the stock option price in the form of a promissory note or installments on terms and collateral approved by the Committee.

          Although the term of each stock option would be determined by the Committee, no stock option would be exercisable under the Plan after 10 years from the date it was granted. As determined by the Committee, stock options would be exercisable for limited periods of time if a stock option holder dies or becomes disabled or if his or her employment is terminated. If a stock option holder is terminated for cause, the stock option holder would forfeit all rights to exercise any outstanding stock options. Unless the Committee otherwise permits, stock options granted to participants under the Plan generally could not be transferred except by will or by the laws of descent and distribution.

          For federal income tax purposes, a participant would not recognize income and the Company would not receive a deduction at the time an Incentive Stock Option is granted. A participant exercising an Incentive Stock Option would not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the participant held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, the participant's basis would equal the exercise price, the participant would be subject to tax on the difference between the sale proceeds and the exercise price as capital gain, and the Company would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the participant sold shares acquired under an Incentive Stock Option, the tax deferral would be lost, the participant would recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise, but not more than the maximum amount that would not result in a loss on the disposition, and the Company would receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

          Under current federal income tax laws, a participant would not recognize any income and the Company would not receive a deduction at the time a Nonqualified Stock Option is granted. If a Nonqualified Stock Option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value on the date of exercise, and the Company would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

Restricted Stock

          The Plan permits the award of restricted stock. The Committee would determine the terms and conditions constituting the restrictions on the restricted stock. The Committee may require that certificates representing shares of restricted stock be retained and held in escrow by a designated employee or agent until any restrictions applicable to the shares have been satisfied or lapsed.

          Unless the Committee provides otherwise in the restricted stock agreement, if a participant's employment is terminated during the restricted period set by the Committee for any reason other than death, disability, retirement (as defined in the Plan), or consensual severance (as defined in the Plan), the participant's restricted stock would be entirely forfeited. If the participant's employment terminates during the restricted period by reason of disability, the restrictions on the participant's shares would terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of restricted stock awarded to the participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the restricted period. All remaining shares would be forfeited and returned to the Company unless the Committee provides otherwise. If a participant's employment terminates during the restricted period because of consensual severance, the Committee may, in its sole discretion, waive the restrictions remaining on any or all remaining shares of restricted stock either before or after the consensual severance of employment of the participant. If a participant's employment terminates during the restricted period because of death or retirement, the participant's right to receive all shares of restricted stock granted to the participant would vest as of the date of the termination of employment and the participant's restricted stock could be transferred free of the restrictions under the Plan. If the participant's employment is terminated for cause, the participant's restricted stock automatically would be forfeited unless the Committee determines otherwise.

          A recipient of restricted stock would not be permitted to sell, pledge, or otherwise transfer the restricted stock other than to the Company or by will or the laws of descent and distribution without Committee authorization. The Committee, in its discretion, could impose other restrictions on shares of restricted stock. A holder of restricted stock would enjoy all other rights of a shareholder with respect to restricted stock, including the right to vote restricted shares at shareholders' meetings and the right to receive all dividends paid with respect to the restricted shares. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination, or exchange of shares would be subject to the same terms, conditions, and restrictions that are applicable to the restricted stock for which the shares are received.

          Generally, a participant would not recognize income upon the award of restricted stock. However, a participant would be required to recognize compensation income on the value of restricted stock at the time the restricted stock vests (i.e., when the restrictions lapse). At the time the participant recognizes compensation income, the Company would be entitled to a corresponding deduction for federal income tax purposes. If restricted stock is forfeited by a participant, the participant would not recognize income and the Company would not receive a deduction. Prior to the lapse of restrictions, dividends paid on restricted stock would be reported as compensation income to the participant and the Company would receive a corresponding deduction.

          A participant could, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes this election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after the election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes the election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, the participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

Stock Appreciation and Tax Benefit Rights

          In addition to stock options and restricted stock, the Committee also may grant stock appreciation rights and tax benefit rights that would be subject to terms and conditions as the Committee determines. A stock appreciation right could relate to a particular option and could be granted at the same time or after a related option is granted. A stock appreciation right granted in tandem with an option would permit a participant to receive, in exchange for the right to exercise a related option, a payment from the Company in cash, stock, or other consideration equal to the difference between the market value of the shares at the time of exercise of the stock appreciation right and the exercise price of the option.

          A tax benefit right is a cash payment received by a participant upon exercise of a stock option. The amount of the payment would not exceed the amount determined by multiplying the ordinary income realized by the participant (and deductible by the Company) upon exercise of a Nonqualified Stock Option, or upon a disqualifying disposition of an Incentive Stock Option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations plus the applicable state and local tax imposed on the exercise of the stock option or disqualifying disposition. Unless the Committee provides otherwise, the net amount of a tax benefit right, subject to withholding, could be used to pay a portion of the stock option price.

Stock Awards

          The Plan also permits the Committee to make stock awards. A stock award of the Company's Common Stock would be subject to terms and conditions set by the Committee at the time of the award. Stock award recipients generally would have all voting, dividend, liquidation, and other rights with respect to awarded shares of Common Stock. However, the Committee could impose restrictions on the assignment or transfer of Common Stock awarded under a stock award.

Tax Treatment of Awards Under the Plan

          The Company anticipates granting Incentive Awards primarily as stock options expected to qualify as performance-based compensation exempt from possible loss of tax deduction under Section 162(m) of the Code. Section 162(m) limits to $1,000,000 the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer.

          Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The proposed Plan is intended to provide performance-based compensation under Section 162(m) to permit compensation associated with stock options awarded under the Plan to be tax deductible. No participant in the Plan may be granted, with respect to any Plan year, awards representing more than 25% of the total number of shares of Company Common Stock available for awards under the Plan for that Plan year.

Amendment and Termination of the Plan

          The Board of Directors may terminate the Plan at any time and may from time to time amend the Plan. No termination, amendment, or modification may become effective with respect to any Incentive Award outstanding under the Plan without the prior written consent of the participant holding the award unless the amendment or modification operates to the benefit of the participant.

Effective Date of the Plan

          If approved by the shareholders, the Plan would take effect on November 1, 1999, and, unless previously terminated by the Board of Directors, no awards could be made under the Plan after October 31, 2009.

          No Incentive Awards will be granted under the Plan unless it is approved by the shareholders.

          The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on this proposal is required to approve the Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR APPROVAL OF THE MANATRON, INC. STOCK INCENTIVE PLAN OF 1999

VOTING SECURITIES

          Holders of record of common stock, no par value ("Common Stock"), at the close of business on August 27, 1999 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. As of August 27, 1999, 3,341,038 shares of the Company's Common Stock were issued and outstanding. Shareholders are entitled to one vote on each matter presented for shareholder action for each share of Common Stock registered in their names at the close of business on the record date. Shares cannot be voted unless the shareholder is present at the annual meeting or represented by proxy.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

          The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of August 27, 1999. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial
	Ownership of Common Stock
	Sole Voting
	and	Percent
Name and Address of	Dispositive	of
Beneficial Owner	Power(1)	Class(2)

Randall L. Peat
2970 South 9th Street
Kalamazoo, Michigan 49009	559,776	16.6%

Allen F. Peat
2970 South 9th Street
Kalamazoo, Michigan 49009	441,910	13.2%

Douglas A. Peat
2970 South 9th Street
Kalamazoo, Michigan 49009	213,508	6.4%

Richard J. Holloman
2970 South 9th Street
Kalamazoo, Michigan 49009	210,702	6.3%

J. Wayne Moore
2970 South 9th Street
Kalamazoo, Michigan 49009	300,300	9.0%

_______________

(1)	These numbers include shares subject to options that are exercisable within 60 days after August 27, 1999, granted under the Company's 1989 Stock Option Plan, and 1994 and 1995 Long-Term Incentive Plans.

(2)	These percentages represent the number of shares owned by each beneficial owner as of August 27, 1999, plus the shares allocated to a person's ESOP account, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after August 27, 1999, as a percentage of the total of all outstanding shares as of August 27, 1999, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after August 27, 1999.

SECURITIES OWNERSHIP OF MANAGEMENT

          The following table sets forth the number of shares of Common Stock beneficially owned as of August 27, 1999, by each of the Company's directors and nominees for director, each officer whose salary and bonus equaled $100,000 or more (the "named executive officers"), and all of the Company's directors and officers as a group. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial
	Ownership of Common Stock
	Sole Voting	Shared Voting	Total	Percent
Name of Beneficial	and Dispositive	or Dispositive	Beneficial	of
Owner	Power(1)	Power(2)	Ownership(1)	Class(3)

Gene Bledsoe(4)	20,899	1,102	22,001	*

Richard J. Holloman	210,702	--	210,702	6.3%

Daniel P. Muthard	29,290	--	29,290	*

Allen F. Peat	441,910	--	441,910	13.2%

Douglas A. Peat	213,508	--	213,508	6.4%

Randall L. Peat(4)	559,776	--	559,776	16.6%

Jane M. Rix	7,665	--	7,665	*

James W. Sanderbeck	46,853	--	46,853	1.4%

Early L. Stephens	18,174	--	18,174	1.0%

Paul R. Sylvester(4)	118,136	--	118,136	3.5%

Harry C. Vorys	25,433	231	25,664	*

Stephen C. Waterbury	18,222	--	18,222	*

All directors and executive
officers as a group	2,016,868	1,333	2,018,201	56.6%

__________________

*	Less than 1%.

(1)	These numbers include shares held directly and shares subject to options which are exercisable within 60 days after August 27, 1999 that were awarded under the Company's 1989 Stock

Option Plan, and 1994 and 1995 Long-Term Incentive Plans. The number of shares subject to options which are exercisable within 60 days after August 27, 1999 for each listed person is as follows:

Gene Bledsoe	5,050
Richard J. Holloman	24,750
Daniel P. Muthard	12,500
Allen F. Peat	11,500
Douglas A. Peat	10,500
Randall L. Peat	30,000
Jane M. Rix	--
James W. Sanderbeck	30,000
Early L. Stephens	17,000
Paul R. Sylvester	60,000
Harry C. Vorys	13,041
Stephen C. Waterbury	7,254
All directors and executive	226,595
officers as a group

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses or children or other relatives other whom the listed person may have substantial influence by reason of relationship.

(3)	These percentages represent the number of shares owned by each beneficial owner as of August 27, 1999, plus the shares allocated to a person's ESOP account, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after August 27, 1999, as a percentage of the total of all outstanding shares as of August 27, 1999, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after August 27, 1999.

(4)	Messrs. Bledsoe, Randall Peat, and Sylvester are members of the Administrative Committee of the Manatron, Inc. Salary Deferral and Employee Stock Ownership Plan. Mr. Sylvester, President, Chief Executive Officer, and a director of the Company, is the trustee of the ESOP portion of the plan and holds the shares of Common Stock for the ESOP. The Administrative Committee has the power to direct the trustee as to the voting of the shares held by the ESOP trust that have not been allocated to individual accounts. Each of the members of the Administrative Committee disclaims beneficial ownership of shares held by the ESOP (except any shares allocated to the person's individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the members of the Administrative Committee as individuals unless the shares have been allocated to the person's account under the ESOP. As of August 27, 1999, 136,219 shares have been allocated to participants and 42,870 shares have not yet been allocated under the ESOP.

BOARD OF DIRECTORS

          By Board resolution the Company's Board of Directors is set at 10 members. The Company's Board of Directors currently consists of nine directors, three of whom are standing for reelection. Mr. Melvin J. Trumble served as President of the Company's Appraisal Division and a director of the Company from 1995 until his death on May 7, 1998. The Company intends to fill the board vacancy left by Mr. Trumble's death in the future. The Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of each class expiring at the annual meeting of shareholders in each successive year.

          Biographical information is presented below for each person who either is nominated for election as a director at the 1999 Annual Meeting of Shareholders or is continuing as an incumbent director. Unless otherwise noted, each director and nominee for director has had the same principal employment for the last five years.

Nominees for Election to Terms Expiring in 2002

          RANDALL L. PEAT (age 51) has been a director since 1972. Mr. Randall Peat, a cofounder of the Company, became Chairman of the Board of Directors in October 1995. Mr. Randall Peat previously held the position of President of the Company's Judicial Information Systems Division. Mr. Randall Peat is the brother of Mr. Allen Peat, a director of the Company, and is the uncle of Mr. Douglas Peat, Regional Vice President and a director of the Company.

          PAUL R. SYLVESTER (age 40) has been a director since 1987. Mr. Sylvester became President and Chief Executive Officer of the Company in March 1996. Mr. Sylvester served as the Company's Vice President-Finance and Chief Financial Officer from 1987 until 1998, and as the Company's Treasurer since 1993.

          STEPHEN C. WATERBURY (age 49) has been a director since 1991. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP located in Grand Rapids, Michigan.

Incumbent Directors Whose Terms Expire in 2000

          DOUGLAS A. PEAT (age 37) has been a director since 1991. Mr. Douglas Peat currently is a Regional Vice President and is responsible primarily for sales and customer service in the state of Michigan. Mr. Douglas Peat was appointed Executive Vice President in October 1994 and held that position until October 1995 and has been employed by the Company in various other sales and marketing positions since 1985. Mr. Douglas Peat is the son of Mr. Allen Peat, a director of the Company, and is the nephew of Mr. Randall Peat, Chairman of the Board of Directors of the Company.

          RICHARD J. HOLLOMAN (age 45) has been a director since 1992. Mr. Holloman founded Specialized Data Systems, Inc. ("SDS") in 1980 and served as its President until June 1995. The Company acquired SDS in March 1992. Mr. Holloman is currently President and Chief Executive Officer of Vision Software, Inc., located in Wilmington, North Carolina, which designs, develops, and distributes Emergency 911 and public safety software and related services to local governments nationwide.

          HARRY C. VORYS (age 74) has been a director since 1986. Before his retirement in July 1990, Mr. Vorys was an Executive Vice President and Director of Citizens Trust and Savings Bank of South Haven, Michigan, which later merged into Shoreline Bank. Mr. Vorys served as a director of Shoreline Financial Corporation, the holding company of Shoreline Bank, from inception to 1997. Mr. Vorys currently serves as President of St. Johns Northwestern Military Academy Foundation, Inc.

Incumbent Directors Whose Terms Expire in 2001

          GENE BLEDSOE (age 54) has been a director since 1993. Mr. Bledsoe has been the Managing Partner of the Casal Group Corporation since 1985, a computer industry marketing services and management consulting firm based in Dallas, Texas. Mr. Bledsoe also served as the Company's interim President and Chief Executive Officer from October 1995 through February 1996.

          JANE M. RIX (age 51) has been a director and the Company's Secretary since 1993. Ms. Rix, who has been with the Company since 1977, primarily is responsible for purchasing in addition to her Corporate Secretary duties.

          ALLEN F. PEAT (age 63) has been a director since 1972. Mr. Allen Peat, a cofounder of the Company, served as the Company's Chairman of the Board, President, and Chief Executive Officer until he retired in October 1995. Mr. Allen Peat is the brother of Mr. Randall Peat, Chairman of the Board of Directors of the Company, and is the father of Mr. Douglas Peat, Regional Vice President and a director of the Company.

BOARD COMMITTEES AND MEETINGS

          The Company's Board of Directors, which is responsible for the overall management of the business and affairs of the Company, held five meetings since the last annual meeting of shareholders. Each director attended 75% or more of the aggregate of the total number of Board of Directors meetings and the total number of committee meetings of which they were members. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee, and the Executive Committee. The members of each committee are appointed by the Board of Directors.

          Audit Committee. The Audit Committee is responsible for (i) recommending to the Board of Directors the selection of independent auditors; (ii) reviewing and approving the scope of the yearly audit plan and proposed budget for audit fees; (iii) reviewing the results of the annual audit with the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing the recommendations of independent auditors for accounting or operational improvements; (vi) reviewing nonaudit services and special engagements to be performed by the independent auditors; and (vii) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. Messrs. Vorys (Chairman), Bledsoe, and Waterbury are members of the Audit Committee. The Audit Committee met one time since the last annual meeting of shareholders.

           Compensation Committee. The responsibilities of the Compensation Committee include (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's executive officers; and (ii) reviewing awards under stock-based compensation plans approved by the Stock Option Committee. The Compensation Committee consists of Messrs. Vorys (Chairman), Bledsoe, and Waterbury. The Compensation Committee met one time since the last annual meeting of shareholders.

           Stock Option Committee. The Stock Option Committee is responsible for (i) the administration and award of stock options and restricted stock under the Company's stock plans; and (ii) the review of all material proposed option plan changes. In addition, the Stock Option Committee determines the key employees to whom options and restricted stock will be granted, the number of shares covered by each option or award, the exercise price of each option, and other matters associated with option and restricted stock awards. Messrs. Vorys, Bledsoe, and Holloman are members of the Stock Option Committee. The Stock Option Committee met four times since the last annual meeting of shareholders.

           Nominating Committee. The Nominating Committee considers and evaluates the qualifications of potential candidates for the Board of Directors and recommends appropriate candidates to the full Board of Directors. The Nominating Committee consists of Messrs. Randall Peat, Holloman, and Waterbury. The Nominating Committee met one time since the last annual meeting of shareholders.

          A shareholder of record of shares of a class entitled to vote at any meeting of shareholders called for the election of directors (an "Election Meeting") may make a nomination at the Election Meeting if, and only if, that shareholder first has delivered, not less than 120 days before the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the Company setting forth with respect to each proposed nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company that are beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and to serve; and (v) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.

           Executive Committee. The Executive Committee has the authority to exercise the powers of the Board of Directors in managing the Company's business affairs and property during intervals between meetings of the Board of Directors. The Executive Committee consists of Messrs. Bledsoe, Randall Peat, and Sylvester. The Executive Committee met did not meet since the last annual meeting of shareholders.

COMPENSATION OF DIRECTORS

          Nonemployee directors receive a $5,000 annual retainer fee plus compensation in accordance with the following: $500 for attendance at each meeting of the Board of Directors and $250 for attendance at each committee meeting. Directors who are also employees of the Company or its subsidiaries receive no annual retainer and are not compensated for attendance at board or committee meetings.

          Each nonemployee director who has served a full year of service as a member of the Board of Directors is granted an option on the date of each annual meeting of shareholders to purchase 1,000 shares of Common Stock. The per share exercise price of options granted to nonemployee directors is 100% of the fair market value of the Common Stock on the date each option is granted. The term of each option may not exceed 10 years.

EXECUTIVE COMPENSATION

          The following table sets forth certain information concerning the compensation earned during each of the last three fiscal years ended April 30, 1999, 1998, and 1997, by the Company's Chief Executive Officer and the named executive officers:

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
	Annual Compensation			Awards
				Number of
				Shares
Name and Principal				Underlying	All Other
Position	Year	Salary	Bonus	Options	Compensation(1)

Paul R. Sylvester	1999	$130,000	$65,000	60,000	$ 2,578
President and Chief	1998	120,000	60,000	70,000	2,275
Executive Officer	1997	120,000	24,300	70,000	3,184

Randall L. Peat	1999	$100,000	$50,000	30,000	$ 2,037
Chairman of the Board	1998	97,000	48,500	30,000	14,450
	1997	97,000	19,000	30,000	2,713

James W. Sanderbeck	1999	$100,000	$50,000	30,000	$ 1,775
Chief Operating Officer	1998	95,200	38,000	30,000	1,464
	1997	95,200	19,000	30,000	2,122

Early L. Stephens	1999	$77,500	$38,750	20,000	$ 1,019
Chief Technology Officer	1998	69,163	32,800	20,000	108
	1997(2)	55,000	2,200	10,000	--

Daniel P. Muthard	1999(3)	$95,000	$45,000	12,500	$ 1,295
President of Sabre	1998	77,000	22,327	7,500	--
Appraisal Division	1997	70,000	--	7,500	1,678

_______________________

(1)	All other compensation for the year ended April 30, 1999 includes: (i) Company matching contributions under the Company's 401(k) plan of $2,106 for Mr. Sylvester, $2,037 for Mr. Peat, $1,775 for Mr. Sanderbeck, $1,019 for Mr. Stephens, and $1,141 for Mr. Muthard;

and (ii) amounts paid by the Company for life insurance of $472 for Mr. Sylvester. In addition, 266 shares were contributed by the Company to Mr. Sylvester's ESOP account, 251 shares were contributed to Mr. Peat's ESOP account, 178 shares were contributed to Mr. Sanderbeck's ESOP account, 506 shares were contributed to Mr. Stephens' ESOP account, and 530 shares were contributed to Mr. Muthard's account. The market value of the Company's Common Stock on April 30, 1999 was $5.6875.

(2)	The information listed for Mr. Stephens for fiscal year 1997 covers compensation paid to him by the Company for service as Chief Technology Officer from his hire date of June 3, 1996 through April 30, 1997.

(3)	Mr. Muthard was appointed President of Sabre Appraisal Division on June 1, 1998 following the death of Melvin J. Trumble, Sabre's former President.

          The following table sets forth information regarding stock options granted to the Chief Executive Officer and all named executive officers during the fiscal year ended April 30, 1999:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					0%	5%	10%

Paul R. Sylvester	--	--	--	--	--	--	--
Randall L. Peat	--	--	--	--	--	--	--
James W. Sanderbeck	--	--	--	--	--	--	--
Early L. Stephens	--	--	--	--	--	--	--
Daniel P. Muthard	12,500	12.6%	$4.625	July 15, 2008	--	$36,358	$92,138

_________________

(1)	On July 15, 1998, the Company granted options to the above individual to purchase shares of the Company's Common Stock over a 10-year period. The options are exercisable at prices determined by the Stock Option Committee, which was at least 100% of the fair market value of Common Stock on July 15, 1998. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship.

          The following table sets forth the total number of securities underlying unexercised options as of April 30, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of
			Securities Underlying		Unexercised
			Unexercised		In-the-Money
	Number of		Options at		Options at
	Shares		Fiscal Year-End		Fiscal Year-End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Sylvester	10,000	$28,130	60,000	--	$243,750	--
Randall L. Peat	--	--	30,000	--	121,875	--
James W. Sanderbeck	--	--	30,000	--	121,875	--
Early L. Stephens	--	--	17,000	3,000	69,063	$12,188
Daniel P. Muthard	--	--	12,000	8,000	35,250	8,500

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee develops compensation policies for the Company and evaluates annual salaries and incentive compensation plans for the executive officers. The Committee also reviews awards under certain stock-based compensation plans as approved by the Stock Option Committee. The Committee submits its recommendations on these matters to the full Board of Directors for ratification. The Committee consists of three directors, none of whom is a current or former employee of the Company.

Compensation Philosophy

          The Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Committee's policies are designed to achieve four primary objectives: (i) align management's compensation with the Company's achievement of annual and long-term performance goals; (ii) reward above-average performance by the Company; (iii) recognize individual initiative and achievement; and (iv) assist the Company in attracting and retaining quality executive officers. The Committee believes that a significant portion of the annual compensation of each officer must relate to, and be contingent upon, the performance of the Company.

          The Company's basic compensation policies are designed to enhance shareholder value by rewarding executive officers for profitable growth of the Company and increases in the value of its Common Stock. The Company's executive compensation policies also seek to align the interests of executive officers and other key employees with the interests of shareholders through stock ownership. The Committee believes that it is in the Company's best interest to generate rewards for senior executives and key employees, which may result in above-average performance measured in terms of profit growth and total shareholder return.

          Executive officer compensation is comprised of three primary components: base salary and benefits, annual performance bonus, and participation in stock option and restricted stock plans. Each component of compensation is designed to accomplish one or more of the compensation objectives. Benefits offered to executive officers include participation in the Salary Deferral and Employee Stock Ownership Plan, which covers substantially all employees, the Employee Stock Purchase Plan, and the Company's various health, life, and disability insurance benefit plans.

          Congress has amended the Code to add Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in fiscal year 2000 or in future years by reason of awards granted in fiscal year 2000.

Base Salary

          The Company seeks to attract and retain well-qualified executives by providing base salaries and benefit packages at levels that are considered to be competitive. In setting the base salaries of the Company's executive officers, the Committee considers the skill and experience required by an individual's position, job performance, accountability, and tenure. Although the Committee refers to base salaries at other comparable companies to help establish guidelines, the Company's current operating performance is considered most important in determining the base salaries of management.

          The Committee believes current base salaries for executive officers of the Company have not kept pace with and are below average for executives in similar positions. It is the Committee's intention to increase base salaries of executive officers to more competitive levels as profits improve. Nonetheless, incentive compensation based upon criteria designed to reward executives for performance which enhances shareholder value will continue to represent a significant percentage of potential executive compensation.

          In general, the Company adjusts executive officer salaries on an annual basis. The annual adjustments are determined by considering the Company's performance, each officer's performance, any increased responsibilities of the officer, and current economic conditions.

Annual Bonus Plan

          Annual bonuses under the Company's short-term executive incentive compensation plan are intended to reward executives for achieving specific goals, motivate executives to work more effectively, and focus executives' attention on specific areas of major importance.

          All executive officers of the Company, other than Daniel P. Muthard, were eligible to participate in the 1999 Executive Incentive Plan (the "1999 Plan"). Under the 1999 Plan, bonuses were based on the Company's after-tax earnings, which could result in awards up to 25% of a participant's base salary, depending upon the amount of earnings that were reported. In addition, the 1999 Plan was based upon the following three variables: (i)  increase in the Company's invested cash balances; (ii) reduction in the Company's past-due account receivables; and (iii) achievement of the

Company's sales forecasts. Awards based on the preceding three variables could not exceed 25% of a participant's base salary and were conditioned on achieving "threshold" goals. The amount of a participant's award based on the three variables was paid as follows: (i) 65% of the total amount earned was paid to participants pro rata based on each participant's base salary; and (ii) the remaining 35% of the total amount earned was paid to participants based on performance objectives, criteria, and/or ratings for individual participants as determined by the Chief Executive Officer and the Committee. Total bonuses payable under the 1999 Plan to any participant were limited to 50% of that participant's base salary. Awards paid to participants were at the maximum limit (50% of a participant's base salary) in fiscal 1999.

          Mr. Muthard was eligible to receive a bonus, not to exceed $45,000, based on the following two variables: (i) net income of the Sabre Appraisal Division; and (ii) cost to fee ratio of Sabre. Seventy-five percent of the bonus Mr. Muthard was eligible to receive was based on the preceding two variables and was conditioned on achieving "threshold goals." The remaining 25% of the bonus was payable based on performance objectives, criteria, and/or ratings for Mr. Muthard as determined by the Chief Executive Officer. The bonus paid to Mr. Muthard was $45,000, the maximum amount permitted in fiscal 1999.

Stock Options and Restricted Stock

          The Stock Option Committee of the Board of Directors periodically grants stock options and restricted stock to executive officers of the Company. Stock options provide the recipient the right to acquire shares of the Company's Common Stock at fair market value on the date of grant. The options generally become exercisable immediately after the date of grant and expire 10 years following the date of grant. The number of shares covered by each grant is designed to provide the executive officers a substantial incentive to operate the Company from the perspective of an owner, thereby closely aligning their interests to those of the Company's shareholders.

          Although the Committee believes that stock ownership by executive officers and other key employees is beneficial, the Company currently has no target ownership level for Common Stock holdings by officers. The Stock Option Committee generally does not take into account in its decisions the amount and value of options and restricted stock currently held by an officer.

Chief Executive Officer Compensation

          Mr. Sylvester's compensation is based upon the policies and objectives discussed above. The Committee considers current operating performance to be a key determinant in establishing the base salary of Mr. Sylvester and also considers his performance, skill and experience, accountability, and length of service, and current economic conditions. The Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sylvester's potential compensation.

          On October 10, 1996, the Company signed an employment agreement with Mr. Sylvester which provides for his continued service to the Company as President and Chief Executive Officer until termination of the employment agreement. The employment agreement also is described in this Proxy Statement under the heading "Employment Agreements, Termination of Employment, and Change in Control Arrangements."

          Under the employment agreement, Mr. Sylvester (i) will receive an annual base salary of at least $120,000; (ii) is entitled to participate in the Company's executive incentive bonus plan; and (iii) is entitled to receive fringe benefits available to all employees. Mr. Sylvester received a salary of $130,000 and an annual bonus of $65,000 for fiscal year 1999.

          All recommendations of the Committee attributable to compensation in the 1999 fiscal year were unanimous and were approved and adopted by the Board of Directors without modification.

          The Committee welcomes written comment from the Company's shareholders concerning its compensation programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, Manatron, Inc., 2970 South 9th Street, Kalamazoo, Michigan 49009.

Respectfully submitted,

Harry C. Vorys (Chairman)
Gene Bledsoe
Stephen C. Waterbury

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT, AND
CHANGE IN CONTROL ARRANGEMENTS

          Allen Peat's Agreement. Effective October 17, 1995, the Company and Mr. Allen Peat entered into an agreement setting forth the terms pursuant to which Mr. Peat retired as Chairman, President, and Chief Executive Officer (the "Peat Agreement"). The Peat Agreement provided for severance compensation, deferred compensation, and other payments totaling approximately $1.3 million to be paid through December 1999. In fiscal 1999, under the Peat Agreement the Company paid to Mr. Peat approximately $245,000. Mr. Peat retains all rights of a retired employee under the Company's existing 401(k) plan, employee stock purchase plan, and other qualified benefit plans, if any.

          The Peat Agreement contains standstill provisions restricting Mr. Peat's ability to (i) acquire the Company's Common Stock; (ii) acquire control of the Company; (iii) solicit proxies for particular purposes; (iv) subject his shares to a voting trust or similar agreement; and (v) participate in or encourage a group which seeks to acquire, hold, or dispose of the Company's Common Stock. Notwithstanding the above standstill provisions, Mr. Peat is free to vote his existing shares as he determines and to dispose of any of the existing shares. Any transferee of Mr. Peat's shares will take such shares free of the restriction imposed by the Peat Agreement.

          Employment Agreements of Paul Sylvester and James Sanderbeck. On October 10, 1996, the Company entered into an employment agreement with each of Messrs. Sylvester and Sanderbeck (the "Employment Agreements"). The Employment Agreements provide for employment for each listed individual until terminated as provided in the Employment Agreements. Under the Employment

Agreements, each individual is guaranteed a minimum salary ($120,000 for Mr. Sylvester and $95,200 for Mr. Sanderbeck). Under the Employment Agreements, Messrs. Sylvester and Sanderbeck also are entitled to receive (i) paid vacation in accordance with the Company's vacation policies; (ii) standard benefits offered to all employees; and (iii) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, each individual may be entitled to a Company automobile or a car allowance for business purposes and each participates in the 1999 Plan.

          If the employment of Messrs. Sylvester or Sanderbeck is terminated other than for Cause or if they resign from employment With Cause (each as defined in the Employment Agreements), the Employment Agreements require the Company to pay to the terminated employee six months' severance pay of an amount equal to the employee's base salary and any and all benefits in effect at the time of termination. Under Mr. Sylvester's Employment Agreement, if Mr. Sylvester receives the severance pay described above, the outstanding loans made to him by the Company for the purpose of acquiring shares of the Company's Common Stock may be canceled in exchange for the Common Stock purchased by Mr. Sylvester. Effective May 1, 1998, the Company amended Mr. Sylvester's Employment Agreement to extend the period of severance payment to two years.

          Randall Peat's Employment Agreement. On July 17, 1986, the Company entered into an employment agreement with Randall Peat, which provides for, among other things, a monthly salary (approximately $8,083 a month), annual bonus, and other fringe benefits, as determined from time to time by the Board of Directors. For any given year, it is intended that Mr. Peat's monthly salary and fringe benefits not be less than those received in the prior year. Mr. Peat's annual bonus is determined in accordance with the 1999 Plan. The term of Mr. Peat's employment agreement is a rolling five-year term, which is extended an additional year in December of each year unless the Board of Directors determines otherwise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company's Compensation Committee is composed of Messrs. Vorys, Bledsoe, and Waterbury. Mr. Waterbury is a partner in the law firm of Warner Norcross & Judd LLP. The services of Warner Norcross & Judd LLP were utilized by the Company in fiscal year 1999 and the Company intends to continue to use this firm in fiscal year 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On June 29, 1995, the Company's ESOP purchased 142,858 shares of Common Stock from Mr. Allen Peat, former Chairman of the Board, President, and Chief Executive Officer, for $3.50 per share, which approximated market value on that date. The ESOP borrowed $500,000 from a bank to finance the stock purchase. The Company has guaranteed the ESOP's loan and is obligated to make contributions sufficient to enable the ESOP to repay the loan, including interest. The loan is repayable in quarterly installments of $25,000, plus interest at the bank's prime rate. As of April 30, 1999, $125,000 remained outstanding under the loan agreement.

          The Company has made two loans to Mr. Sylvester, President and Chief Executive Officer, totaling $111,250, two loans to Mr. Douglas Peat, Regional Vice President, totaling $111,250, and one loan to Mr. Holloman, a director and former officer, of $50,000. The proceeds of the loans for each individual were used to purchase shares of Company Common Stock from Mr. Allen Peat. Messrs. Sylvester, Peat, and Holloman are obligated to repay the full amount of their respective loans by April 30, 2000. The loans become due before their respective repayment dates if Messrs. Sylvester, Peat, or Holloman sell the Common Stock purchased with the proceeds of the respective loan.

          During fiscal year 1999, the Company retained the law firm of Warner Norcross & Judd LLP to perform certain legal services for the Company. Stephen C. Waterbury, a director of the Company, is a partner in Warner Norcross & Judd LLP. The Company plans to continue to retain Warner Norcross & Judd LLP in the future for certain legal matters.

STOCK PERFORMANCE GRAPH(1)(2)

          The following graph compares the cumulative total shareholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and the Company's new peer index, an industry index comprised of the common stock of 10 companies in the computer software industry (the "New Peer Group") and the Company's old peer index, an industry index comprised of the common stock of six companies in the computer software industry (the "Old Peer Group"), assuming an investment of $100 over a five-year period ended April 30, 1999, using 1994 as a base period. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The New and Old Peer Groups were selected by the Company and include the companies listed in the footnotes to the graph below. Cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

          The dollar values for total shareholder return plotted in the graph below are shown in the following table:

	1994	1995	1996	1997	1998	1999

Manatron	$100.00	$ 77.99	$ 39.00	$ 42.00	$ 92.99	$ 136.50
S & P 500	100.00	117.47	152.96	191.40	270.00	328.92
New Peer Group	100.00	131.05	112.33	96.47	221.76	110.57
Old Peer Group	100.00	141.34	119.79	107.69	230.98	120.97

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

[GRAPH]

________________________

(1)	The New Peer Group consists of: Barrister Information Systems Corp., Cerner Corporation, Computrac, Inc., CPS Systems Inc., HTE Inc., Microlog Corp., Symix Systems I, Systems & Computer Technology Corp., Tyler Corporation, and Ultradata Corp.

(2)	The Old Peer Group consisted of: Barrister Information Systems Corp., Cerner Corporation, Computrac, Inc., Microlog Corp., Symix Systems I, and Systems & Computer Technology Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors and officers are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 5 were required for those persons for the 1999 fiscal year, the Company believes that its directors and officers complied with all applicable reporting and filing requirements during the Company's last fiscal year.

SELECTION OF AUDITORS

          The Company has selected Arthur Andersen LLP, independent auditors, as its principal auditors for fiscal year 2000. Representatives of Arthur Andersen LLP are expected to be present at the 1999 Annual Meeting of Shareholders, will be provided with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

          Shareholder proposals intended to be presented at the next annual meeting of shareholders and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company no later than May 15, 2000 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the Secretary of Manatron, Inc., 2970 South 9th Street, Kalamazoo, Michigan 49009. The Company is moving its corporate headquarters by the end of calendar 1999. Its new address will be 510 East Milham Road, Portage, Michigan 49002. All other proposals of shareholders that are intended to be presented at the next annual meeting of shareholders must be received by the Company no later than August 23, 2000 or they will be considered untimely.

SOLICITATION OF PROXIES

          The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy materials to beneficial owners. Solicitation of proxies will be made initially by mail. In addition, directors, officers, and employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials or otherwise communicate with beneficial owners of shares held by them. The Company has retained Corporate Investor Communications, Inc. at an estimated cost of $3,500, plus expenses and disbursements, to assist in the solicitation of proxies.

By Order of the Board of Directors

/s/ Jane M. Rix

Kalamazoo, Michigan	Jane M. Rix
September 10, 1999	Secretary

APPENDIX A

MANATRON, INC.
STOCK INCENTIVE PLAN OF 1999

SECTION 1

ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

          1.1     Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 1999 (the "Plan") for its corporate and Subsidiary officers and employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Tax Benefit Rights, Restricted Stock and Stock Awards.

          1.2     Purpose of Plan. The purpose of the Plan is to provide officers and employees of the Company and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and employees with the interests of the Company's shareholders through the opportunity for stock ownership and to attract and retain officers and employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted, administered and amended if necessary to achieve that purpose.

SECTION 2

DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1     "Act" means the Securities Exchange Act of 1934, as amended.

          2.2     "Board" means the Board of Directors of the Company.

          2.3     "Change in Control," unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

          2.4     "Code" means the Internal Revenue Code of 1986, as amended.

          2.5      "Committee" means the Stock Option Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and "outside directors" as defined in the regulations under Section 162(m) of the Code.

          2.6     "Common Stock" means the Common Stock, without par value, of the Company.

          2.7     "Company" means Manatron, Inc., a Michigan corporation, and its successors and assigns.

          2.8     "Consensual Severance" means the voluntary termination of all employment by the Participant with the Company or any of its Subsidiaries that the Committee determines to be in the best interests of the Company.

          2.9     "Continuing Directors" means the individuals who were either (a) first elected or appointed as a director before the effective date of the Plan, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened "election contest" (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

          2.10     "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

          2.11     "Incentive Award" means the award or grant of a Stock Option, Stock Appreciation Right, Tax Benefit Right, Restricted Stock or Stock Award to a Participant pursuant to the Plan.

          2.12     "Market Value" shall equal the mean of the highest and lowest sales prices of shares of Common Stock on the Nasdaq SmallCap Market (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if the Nasdaq SmallCap Market (or any such successor) is closed on that date, the last preceding date on which the Nasdaq SmallCap Market (or any such successor) was open for trading and on which shares of Common Stock were traded.

          2.13     "Participant" means a corporate officer or any employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

          2.14     "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          2.15     "Plan Year" means the 12-month period beginning on January 1of each year, except that the Plan Year for purposes of the year in which the Plan becomes effective shall be that period between the effective date of the Plan and December 31of such year.

          2.16     "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.17     "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

          2.18     "Retirement" means the voluntary termination of all employment by the Participant after the Participant has attained 65 years of age or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.19     "Stock Appreciation Right" means any right granted to a Participant pursuant to Section 6 of the Plan.

          2.20     "Stock Award" means any stock granted to a Participant pursuant to Section 9 of the Plan.

          2.21     "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a non-qualified stock option.

          2.22     "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

          2.23     "Tax Benefit Right" means any right granted to a Participant pursuant to Section 7 of the Plan.

SECTION 3

ADMINISTRATION

          3.1     Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and in this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable.

          3.2     Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitation set forth in Section 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

          3.3     Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards.

          3.4     Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

SHARES SUBJECT TO THE PLAN

          4.1     Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be 250,000. There shall be carried forward and available for Incentive Awards under the Plan all of the following: (i) shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full, and (ii) shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Awards. Such shares shall be authorized and may be either unissued shares or shares repurchased by the Company, including shares purchased on the open market.

          4.2     Limitation Upon Incentive Awards. No Participant shall be granted, during any Plan Year, Incentive Awards with respect to more than one quarter of the total number of shares of Common Stock available for Incentive Awards for that Plan Year under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan. The purpose of this Section 4.2 is to ensure that the Plan provides performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

          4.3     Adjustments.

          (a)     Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan, together with applicable exercise prices, as well as the number of shares available for issuance under the Plan, shall be adjusted appropriately. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

          (b)     Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards and reserves for Incentive Awards under this Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and Stock Appreciation Rights), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

STOCK OPTIONS

          5.1     Grant. A Participant may be granted one or more Stock Options under the Plan. The Committee, in its discretion, may provide in the initial grant of a Stock Option for the subsequent automatic grant of additional Stock Options for the number of shares that are subject to the initial Stock Option and surrendered to the Company in connection with the exercise of the initial or any subsequently granted Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options.

          5.2     Stock Option Agreements. Stock Options shall be evidenced by stock option agreements and/or certificates of award containing the terms and conditions applicable to such Stock Options. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 shall govern.

          5.3     Stock Option Price. Except as set forth in Section 5.5, the per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or higher than 100% of the Market Value of the Company's Common Stock on the date of grant.

          5.4     Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise of that or any other Stock Option) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

          5.5     Stock Options Granted to Ten Percent Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock and the exercise of the Stock Option after the fifth anniversary of the date of grant of the Stock Option is prohibited by its terms.

          5.6     Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of the exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

          5.7     Restrictions on Transferability.

          (a)     General. Unless the Committee otherwise consents (before or after the option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a market value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of the Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant's employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

          (b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          5.8     Termination of Employment. Unless the Committee otherwise consents (before or after the option grant) or unless the stock option agreement or grant provides otherwise:

          (a)     General. If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant's Consensual Severance, Retirement, death, disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan the following shall not be considered a termination of employment: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; and (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)     Consensual Severance. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Consensual Severance, the Committee may, in its sole discretion, permit the Participant to exercise his or her Stock Options in accordance with their terms and to the extent that the Participant was entitled to exercise the Stock Options on the date of termination for a period of time after such termination of employment as may be determined by the Committee, provided, that such period may not extend beyond the earlier of 1 year after the date of termination or the dates on which such Stock Options expire by their terms.

          (c)     Retirement. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 1 year after such termination of employment unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of termination.

          (d)     Disability. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant's disability, he or she may exercise his or her Stock Options in accordance with their terms for 1 year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such termination.

          (e)     Death. If a Participant dies either while an employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of 1 year after such Participant's death to the extent that the Participant was entitled to exercise the Stock Options on the date of death but not beyond the original term of the Stock Options.

          (f)     Termination for Cause. If a Participant's employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

STOCK APPRECIATION RIGHTS

          6.1     Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such Stock Appreciation Rights shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A Stock Appreciation Right may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Stock Appreciation Rights shall be subject to the same restrictions and conditions as Stock Options under subsections 5.6, 5.7 and 5.8 of the Plan. To the extent granted in tandem with a Stock Option, the exercise of a Stock Appreciation Right shall, in exchange for the right to exercise a related Stock Option, entitle a Participant to an amount equal to the appreciation in value of the shares covered by the related Stock Option surrendered. Such appreciation in value shall be equal to the excess of the Market Value of such shares at the time of the exercise of the Stock Appreciation Right over the option price of such shares.

          6.2     Exercise; Payment. To the extent granted in tandem with a Stock Option, Stock Appreciation Rights may be exercised only when a related Stock Option could be exercised and only when the Market Value of the stock subject to the Stock Option exceeds the exercise price of the Stock Option. The Committee shall have discretion to determine the form of payment made upon the exercise of a Stock Appreciation Right, which may take the form of shares of Common Stock.

SECTION 7

TAX BENEFIT RIGHTS

          7.1     Grant. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Stock Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a Stock Option that is not an incentive stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the Stock Option or the disqualifying disposition.

          7.2     Restrictions. A Tax Benefit Right may be granted only with respect to a Stock Option issued and outstanding or to be issued under the Plan or any other plan of the Company or its Subsidiaries that has been approved by the shareholders as of the date of the Plan and may be granted concurrently with or after the grant of the Stock Option. Such rights with respect to outstanding Stock Options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price or otherwise impair the Participant's existing Stock Options.

          7.3     Terms and Conditions. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to Stock Options under the Plan or any other plan of the Company. The Committee may amend, cancel, limit the term of or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related Stock Option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the Stock Option price, unless otherwise provided by the Committee.

SECTION 8

RESTRICTED STOCK

          8.1     Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate. The Committee may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to such shares of Common Stock so retained have been satisfied or have lapsed.

          8.2     Termination of Employment. Unless the Committee otherwise consents (before or after the grant of Restricted Stock) or unless the restricted stock agreement or grant provides otherwise:

          (a)     General. In the event of termination of employment during the Restricted Period for any reason other than the Participant's Consensual Severance, death, disability, Retirement or termination for cause, then any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan the following shall not be considered a termination of employment: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; and (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)     Consensual Severance. If a Participant terminates employment with the Company because of Consensual Severance during the Restricted Period, the Committee may, in its sole discretion, waive the restrictions remaining on any or all remaining shares of Restricted Stock either before or after the Consensual Severance of the Participant.

          (c)     Disability. If a Participant terminates employment with the Company because of disability during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the maximum original number of full months of the Restricted Period. All remaining shares shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock either before or after the disability of the Participant.

          (d)     Death or Retirement. If a Participant terminates employment with the Company because of death or Retirement during the Restricted Period, the Participant's right to receive all shares of Restricted Stock granted to the Participant shall vest as of the date of termination of employment and the Participant's Restricted Stock may be transferred free of the restrictions under the Plan.

          (e)     Termination for Cause. If a Participant's employment is terminated for cause, the Participant shall have no further right to receive any Restricted Stock and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

          8.3     Restrictions on Transferability. Unless the Committee otherwise consents (before or after the grant of Restricted Stock) or unless the terms of the restricted stock agreement or grant provide otherwise:

          (a)     General. The following provisions shall apply: (i) no shares of Restricted Stock may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian or legal representative.

          (b)     Other Restrictions. The Committee may impose other restrictions on shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, restrictions intended to ensure compliance with federal or state securities laws.

          8.4     Legending of Restricted Stock. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

          The shares represented by this certificate were issued subject to certain restrictions under the Manatron, Inc. Stock Incentive Plan of 1999 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

          8.5     Rights as a Shareholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 8.2 and 8.3 of the Plan. Unless the Committee otherwise determines or unless the terms of the restricted stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate.

SECTION 9

STOCK AWARDS

          9.1     Grant. A Participant may be granted one or more Stock Awards under the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

          9.2     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to a Stock Award under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          9.3     Representations and Warranties. A Participant who is awarded a Stock Award may be required to represent and warrant that the Participant is acquiring the stock for the Participant's own account and investment and without any intention to resell or redistribute the stock. The Participant shall agree not to resell or distribute such stock except upon such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.

          9.4     Rights as a Shareholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 9 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Unless the Committee otherwise determines or unless the terms of the grant provide otherwise, any noncash dividends or distributions paid with respect to shares subject to a Stock Award shall be subject to the same restrictions as the shares to which such dividends or distributions relate.

SECTION 10

CHANGE IN CONTROL

          Without in any way limiting the Committee's discretion, the Committee may include in any Incentive Award, resolution or other contract provisions for acceleration of any vesting or other similar requirements or for the elimination of any restrictions related to Incentive Awards upon a Change in Control of the Company. The Committee may also include in any Incentive Award, resolution or other contract provisions for Participants to receive cash in lieu of outstanding Stock Options upon a Change in Control of the Company.

SECTION 11

GENERAL PROVISIONS

          11.1     No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of employees, Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

          11.2     Withholding. The Company or a Subsidiary shall be entitled to (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award or any action related to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

          11.3     Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          11.4     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards and such arrangements may be either generally applicable or applicable only in specific cases.

          11.5     No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

          11.6     Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 30 days while the termination for cause of that Participant's employment with the Company and its Subsidiaries is under consideration.

          11.7     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          11.8     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 12

TERMINATION AND AMENDMENT

          The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 13

EFFECTIVE DATE AND DURATION OF THE PLAN

          This Plan shall take effect November 1, 1999, subject to approval by the shareholders at the 1999 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. No Incentive Award shall be granted under the Plan after October 31, 2009.

APPENDIX B

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MANATRON, INC.
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder hereby appoints JANE M. RIX and DOUGLAS A. PEAT, and each of them, each with full power of substitution, proxies to represent the shareholder listed in this Proxy and to vote all shares of Common Stock of Manatron, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the Radisson Plaza Hotel, in Kalamazoo, Michigan, on Thursday, October 7, 1999, at 10:00 a.m., and any adjournment of that meeting.	With- For All
                                               For         hold       Except

1.  ELECTION OF DIRECTORS   [  ]           [  ]              [  ]

Nominees:
Randall L. Peat, Paul R. Sylvester and Stephen C. Waterbury

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

                                                         For     Against  Abstain

2.  APPROVAL OF STOCK INCENTIVE  [  ]       [  ]       [  ]
    PLAN OF 1999

Your Board of Directors Recommends That You Vote FOR ALL NOMINEES AND FOR APPROVAL OF THE STOCK INCENTIVE PLAN.

     This Proxy is Solicited on Behalf of the Board of Directors.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for approval of all of the proposals contained in this Proxy Statement. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

     IMPORTANT--Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate, or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

Please be sure to sign and date this Proxy in the box below	| Date |
---Shareholder sign above --- Co-holder (if any) sign above--- +

Detach above card, sign, date and mail in postage paid envelope provided.
MANATRON, INC.
2970 South 9th Street, Kalamazoo, Michigan 49009

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

B-1